Exhibit 16.1
[Letterhead of Deloitte & Touche LLP]
September 15, 2005

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Dear Sirs/Madams:
We have read Item 4 of Taser International Inc.’s Form 8-K dated September 15, 2005, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph of section 4.01(a) and with the second through sixth paragraphs of section 4.01(a)

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph of section 4.01(a) and both paragraphs in section 4.01(b).
Yours truly,
/s/ Deloitte & Touche LLP